EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Contact: Jon Harris - Tel. (773) 864-6850 Vice President, Media Development and Communications

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

For Immediate Release

BALLY TOTAL FITNESS REPORTS
FIRST QUARTER 2003 RESULTS
Net Income of $9.7 million ($.30 per diluted share)
Free Cash Flow of $9.5 million

         CHICAGO, May 7, 2003 - Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the quarter ended March 31, 2003, with net income of $9.7 million ($.30 per diluted share), versus $19.4 million ($.59 per diluted share) in the prior year quarter. Net revenues increased 5% to $253.1 million during the quarter. Cash flows from operations ($19.3 million) less cash used in investing activities ($9.8 million), free cash flow, was $9.5 million.

         “Bally’s results for the first quarter of 2003 show areas where we achieved success, and areas where we need improvement,” said Paul Toback, President and CEO of Bally Total Fitness Holding Corporation. “In a quarter that experienced many significant challenges, including uncertainty related to the war in Iraq, the continuing weak economy, and the particularly harsh winter weather experienced in many of our largest markets, we remain encouraged by trends in many key areas of the business. Our successes for the quarter include a 43% growth in products and services revenue, fueled by the expansion of our personal training program and the rollout of our new Weight Management Program. In addition, we were pleased that the number of new members joining our clubs during the quarter grew by 4% with a 1% increase at same clubs compared to the same quarter a year ago. However, these successes were offset by falling short of our overall membership revenue goals for the quarter.”

         “Consistent with our strategy to generate free cash flow during 2003, we are on target to reduce this year’s capital spending to approximately $50 million, which is less than half the average annual outlay during the previous three years. Also, beginning with the second quarter, company-wide cost reduction initiatives are expected to reduce annualized spending by $12 million.”

         “Moreover, we continue to identify and affect new ways to grow revenues without incurring additional operating costs. Our franchising efforts, highlighted by our recent announcement of a new franchise in Mexico, are a perfect example of this. With the addition of our Mexican franchise, our total projected franchise units worldwide over the next five years rises to 70 locations in 9 countries. All this is accomplished without spending any of our own capital.”

         “Finally, because an important part of our strategy is to grow membership revenues, we are continuing to implement several new initiatives. These include a new marketing campaign, as well as expanding the marketing of our pay-as-you-go membership options. While we continue to believe fully in the benefits to both the Company and the consumer of our contract model, we know that giving consumers more choices to better match their specific lifestyle, fitness and financial needs through a pay-as-you-go option will allow us to attract members who might otherwise have joined the competition. We have also taken advantage of our financed membership options by making them available to prospective members at our Crunch locations,” concluded Toback.

*     *     *     *     *

Comparison of the three months ended March 31, 2003 and 2002

         Net revenue for the first quarter of 2003 increased by $12.7 million (5%), offset by a $19.1 million (9%) increase in operating costs and expenses ($14.0 million of which is related to the growth in products and services revenues), and an increase in depreciation and amortization of $2.1 million. As a result, operating income was $8.2 million versus $16.8 million in the prior year quarter. Earnings before interest, taxes, depreciation and amortization, including finance charges earned (“EBITDA”) was $46.7 million, a decrease of $5.2 million from the prior year period. The EBITDA margin was 17% in the first quarter of 2003, compared to 20% in the 2002 period. These decreases are due, in part, to the continuing trend of lower initial membership fees originated. A reconciliation of operating income to EBITDA is included in the financial tables at the end of this release. Direct operating margin from products and services increased to $28.1 million from $19.4 million in the 2002 period, a 45% increase (38% related to same clubs), with a margin of 37% in both periods.

         The weighted-average number of fitness centers increased to 412 from 406 in the first quarter of 2002, an increase of 1%. Total membership revenue decreased 5% over the prior year period (a 7% decline at same clubs), resulting from a 5% increase in dues revenue (3% related to same clubs) offset by a 15% decline in initial membership fees (17% related to same clubs).

         Gross committed membership fees originated during the first quarter decreased 3% compared to the 2002 quarter (a 6% decrease at same clubs). The number of new members joining increased 4% during the first quarter of 2003 compared with the same quarter a year ago (with a 1% increase at same clubs). The average committed duration of memberships originated during the first quarter of 2003 was 30.5 months versus 31.2 months in the prior year period, a 2% decrease, brought about largely by an increased emphasis on pay-as-you-go membership programs which have a commitment term of one month. The gross committed monthly membership fees originated during the first quarter of 2003 averaged $43 versus $45 in the year ago quarter, a 4% decrease. The decrease in the monthly average resulted from a decrease in average membership price brought about by competitive matching of price promotions during the quarter, and a slight decrease in the proportion of multiple-club memberships sold due to apparent price sensitivity of new members.

         Gross committed membership fees reflect the total collection potential during the initial financing term of initiation fees, dues, finance charges and membership-related products and services from new members during a period and are an important measure used by management to evaluate membership sales trends. A reconciliation of gross committed membership fees to net initial membership fees originated during the quarter is included in the financial tables at the end of this release.

         Finance charges earned in excess of interest expense totaled $4.9 million in the first quarter of 2003, an increase of $1.9 million over the prior year period resulting principally from lower interest rates on the Company’s borrowings and higher finance charges earned.

         The income tax provision was $3.1 million for the three months ended March 31, 2003, compared to $.5 million in the 2002 period. This increase of $2.6 million is attributable to the increase in the Company’s federal income tax rate for reporting purposes to 20%, which became effective April 1, 2002.

         The Company implemented the provisions of newly issued Statement of Financial Accounting Standards No. 143 Accounting for Asset Retirement Obligations at the beginning of the year. As a result, a non-cash cumulative adjustment of $165,000 was recorded to provide for estimated future restoration obligations on the Company’s leaseholds.

Cash Flows

         Cash flows from operating activities were $19.3 million in the 2003 quarter, compared to $27.9 million in the 2002 quarter. Over the past two years, the Company sold a portion of its installment contracts receivable portfolio to a major financial institution in three bulk sales at net book value, with combined proceeds of approximately $128 million. Excluding the impact of the sales of receivables and net of the change in dues prepayments during the periods, cash flows from operating activities were $32.6 million in first quarter 2003, compared to $43.6 million in 2002. The first quarter of 2002 was benefited by the timing of payments related to approximately $6 million of payroll related expenditures and a growth in accounts payable of $10 million more than for 2003.

         The following table sets forth cash flows from operating activities on a comparable basis to add back actual cash collections on the sold portfolios and to reflect the impact of changes in dues prepayments during each of the periods (in thousands):

	Three months ended
	March 31

	2003	2002

Cash flows from operating activities, as reported	$19,301	$27,945
Collections on installment contracts receivable sold	13,138	16,957
Changes in dues prepayments	139	(1,325)

Cash flows from operating activities on a comparable basis	$32,578	$43,577

         Capital expenditures totaled $9.8 million in the first quarter of 2003 compared to $37.1 million in the 2002 period. Capital expenditures for the remainder of 2003 are not expected to exceed $40 million. The following table details cash used in investing activities during the quarters ended March 31, 2003 and 2002 (in thousands):

	Three months ended
	March 31

	2003	2002

Club improvenents	$5,010	$6,468
New clubs	2,852	10,906
Club remodels and expansions	1,443	4,256
Administrative and systems	122	1,402
Real estate purchases and other	403	14,025

	$9,830	$37,057

         The Company paid down $6.9 million in debt during the first quarter and at March 31, 2003 had $37.5 million available on its $90 million revolving credit line ($24 million available at April 30, 2003).

*     *     *     *     *

         Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and over 420 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness®, Crunch FitnessSM, Gorilla SportsSM, Pinnacle Fitness®, Bally Sports Clubs® and Sports Clubs of Canada® brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

         The Company will be holding a conference call to further discuss its results and respond to questions on May 7, 2003 at 5:00 p.m. Eastern Time. Those interested may listen to this conference call via the Company’s web site at www.ballyfitness.com.

         Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)

	Three months ended
	March 31

	2003	2002

Net revenues:
Membership revenue	$173,079	$182,694
Products and services	75,138	52,417
Miscellaneous revenue	4,892	5,315

	253,109	240,426
Operating costs and expenses:
Fitness center operations	140,789	137,804
Products and services	47,021	33,033
Member processing and collection centers	11,000	10,952
Advertising	17,933	16,509
General and administrative	8,579	7,900
Depreciation and amortization	19,575	17,439

	244,897	223,637

Operating income	8,212	16,789

Finance charges earned	18,883	17,680
Interest expense	(13,985)	(14,643)
Other, net	(116)	74

	4,782	3,111

Income before income taxes and cumulative effect of a
change in accounting principle	12,994	19,900
Income tax provision	(3,118)	(498)

Income before cumulative effect of a change in accounting principle	9,876	19,402
Cumulative effect of a change in accounting principle	(165)

Net income	$9,711	$19,402

Basic earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.30	$0.61
Cumulative effect of a change in accounting principle

Net income per common share	$0.30	$0.61

Average common shares outstanding	32,574,990	31,741,422
Dilued earnings per common share:
Income before cumulative effect of a change in accounting principle	$0.30	$0.59
Cumulative effect of a change in accounting principle

Net income per common share	$0.30	$0.59

Average diluted common shares outstanding	32,911,773	32,995,279

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31	December 31
	2003	2002

ASSETS
Current assets:
Cash and equivalents	$15,892	$12,907
Installment contracts receivable, net	280,023	271,531
Other current assets	91,859	92,764

Total current assets	387,774	377,202

Installment contracts receivable, net	256,457	251,074
Property and equipment, less accumulated depreciation
and amortization of $555,690 and $538,613	647,615	657,539
Goodwill	242,934	242,854
Trademarks	6,969	6,969
Intangible assets, less accumulated amortization
of $9,592 and $9,453	2,647	2,786
Deferred income taxes	76,997	81,314
Deferred membership origination costs	121,095	119,484
Other assets	31,801	32,652

	$1,774,289	$1,771,874

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,117	$51,752
Income taxes payable	1,545	1,497
Deferred income taxes	27,302	29,303
Accrued liabilities	89,797	87,683
Current maturities of long-term debt	28,487	28,904
Deferred revenues	268,114	271,031

Total current assets	472,362	470,170

Long-term debt, less current maturities	691,616	697,850
Other liabilities	10,924	10,689
Deferred revenues	59,827	63,689
Stockholders' equity	539,560	529,476

	$1,774,289	$1,771,874

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended
	March 31

	2003	2002

Operating:
Income before cumulative effect of a change in accounting principle	$9,876	$19,402
Adjustments to reconcile to cash provided –
Depreciation and amortization, including amortization
included in interest expense	20,568	18,468
Change in operating assets and liabilities	(11,143)	(9,925)

Cash provided by operating activities	19,301	27,945
Investing:
Purchases and construction of property and equipment	(9,427)	(23,032)
Purchases of real estate		(11,510)
Acquisitions of businesses and other	(403)	(2,515)

Cash used in investing activities	(9,830)	(37,057)
Financing:
Debt transactions –
Net borrowings (repayments) under revolving credit agreement	(3,000)	17,500
Net borrowings of other long-term debt	(3,752)	(8,279)
Debt issuance and refinancing costs	(107)

Cash provided by (used in) debt transactions	(6,859)	9,221

Equity transactions –
Proceeds from issuance of common stock under stock
purchase and option plans	373	971
Purchases of common stock for treasury		(860)

Cash provided by (used in) financing transactions	(6,486)	9,332

Increase in cash and equivalents	2,985	220
Cash and equivalents, beginning of period	12,907	9,310

Cash and equivalents, end of period	$15,892	$9,530

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS—(continued)
(In thousands)
(Unaudited)

	Three months ended
	March 31

	2003	2002

Supplemental Cash Flows Information:

Changes in operating assets and liabilites:
Increase in installment contracts receivable	$(13,875)	$(42,612)
Decrease in other current and other assets	1,235	4,404
Increase in deferred membership origination costs	(1,611)	(4,044)
Increase in accounts payable	5,365	15,250
Increase (decrease) in income taxes payable and deferred income taxes	2,417	(2,143)
Increase in accrued and other liabilities	2,105	11,210
Increase (decrease) in deferred revenues	(6,779)	8,010

Change in operating assets and liabilities	$(11,143)	$(9,925)

Cash payments for interest and income taxes
were as follows –
Interest paid	$5,854	$6,879
Interest capitalized	(218)	(719)
Income taxes paid, net	702	2,636

Investing and financing activities exclude the following
non-cash transactions –
Acquisitons of property and equipment
through capital leases/borrowings	$59	$2,885
Common stock issued under
long-term incentive plan		2,519

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited):

Installment contracts receivable
	March 31	December 31
	2003	2002

Current:
Installment contracts receivable	$416,342	$404,707
Unearned finance charges	(37,898)	(36,015)
Allowance for doubtful receivables and cancellations	(98,421)	(97,161)

	$280,023	$271,531

Long-term:
Installment contracts receivable	$349,348	$343,749
Unearned finance charges	(23,867)	(22,396)
Allowance for doubtful receivables and cancellations	(69,024)	(70,279)

	$256,457	$251,074

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

	Three months ended
	March 31

	2003	2002

Balance at beginning of period	$167,440	$130,504

Contract cancellations and
write-offs of uncollectable
amounts, net of recoveries	(90,617)	(90,833)
Provision for cancellations and
doubtful receivables	90,622	94,361

Balance at end of period	$167,445	$134,032

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited)
(continued):

Reconcilation of cash provided by operating	Three months ended
activities to free cash flow	March 31

	2003	2002

Cash provided by operating activities	$19,301	$27,945
Less: Cash used in investing activities	(9,830)	(37,057)

Free cash flow (deficit)	$9,471	$(9,112)

         The Company has provided disclosure of free cash flow in this release because management believes that investors are focused on the Company's ability to reduce overall debt.

Reconcilation of operating income to EBITDA	Three months ended
	March 31

	2003	2002

Operating income	$8,212	$16,789
Add: Depreciation and amortization	19,575	17,439
Add: Finance charges earned	18,883	17,680

EBITDA	$46,670	$51,908

Reconcilation of gross committed membership fees	Three months ended
to initial membership fees originated, net	March 31

	2003	2002

Gross committed membership fees	$311,365	$320,747
Less:	Committed monthly dues	(67,471)	(64,340)
	Provision for doubtful receivables
	and cancellations	(90,622)	(94,361)
	Unearned finance charges and other	(49,035)	(42,516)
	Products and services revenues
	included in membership programs	(32,461)	(19,341)

Initial membership fees originated, net	$71,776	$100,189

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited)
(continued):

Membership revenue	Three months ended
	March 31

	2003	2002

Initial membership fees:
Originated, net	$71,776	$100,189
Decrease (increase) in deferral	6,233	(8,470)

	78,009	91,719
Dues:
Dues collected	94,523	90,515
Decrease in deferral	547	460

	95,070	90,975

Membership revenues	$173,079	$182,694

Products and services	Three months ended
	March 31

	2003	2002

Net revenues:
Retail and nutritional supplements–
Membership programs	$5,990	$8,785
Direct sales	15,065	13,824
Personal training–
Membership programs	26,471	10,556
Direct sales	26,372	17,701
Financial services	1,240	1,551

	75,138	52,417
Direct operating costs and expenses:
Retail and nutritional supplements	17,546	16,346
Personal training	29,475	16,687

	47,021	33,033

Direct operating margin	$28,117	$19,384

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